Exhibit 99.2

For Immediate Release
For more information, contact:
James J. Burke
Standard Motor Products, Inc.
(718) 392-0200

Standard Motor Products, Inc.
Announces Key Management Changes and
Retirement of Directors

New York, NY, October 29, 2015 ….… Standard Motor Products, Inc. (NYSE: SMP), an automotive replacement parts manufacturer and distributor, stated today that Chairman and Chief Executive Officer Lawrence I. Sills has announced his plans to retire as CEO of the Company and will become Executive Chairman of the Board of Directors effective March 31, 2016. Eric Sills, President, will succeed him as Chief Executive Officer and will be appointed to the Board of Directors.

In addition, effective March 31, 2016: Chief Operating Officer, John P. Gethin, will retire and will join the Board of Directors; James J. Burke will be appointed Executive Vice President Finance and Chief Financial Officer; and Dale Burks will be appointed as Executive Vice President and Chief Commercial Officer. Also, effective March 31, 2016, Directors Arthur S. Sills and Peter J. Sills will retire as members of the Board of Directors, and each will assume the role of Director Emeritus.

37-18 Northern Blvd., Long Island City, NY  11101
(718) 392-0200
www.smpcorp.com

Eric Sills, 46, is the son of Larry Sills and has been with the Company since 1991. He has been responsible for manufacturing, engineering and distribution operations in the U.S., Canada, Mexico and Poland, plus joint ventures in Taiwan and Foshan, China. Under his leadership, the Company has increased manufacturing capacity, expanded production in low cost areas, and successfully integrated eight acquisitions over the past few years. Eric holds an MBA from Columbia University and has completed the Advanced Management Program from the Harvard Business School.

Jim Burke, 60, currently Chief Financial Officer and Vice President Finance, has been with the Company since 1986, beginning with EIS Brake Parts. Dale Burks, 55, currently Vice President Global Sales & Marketing, began his career as a Territory Salesman in 1984 and has held positions of increased responsibility since that time.

Dale Burks will be appointed to the Office of the Chief Executive, which will now consist of Eric Sills, Jim Burke and Dale Burks.

Mr. William Turner, Standard Motor Products’ Presiding Independent Director, stated, “We are very pleased to announce these management changes, which are part of the Company’s ongoing succession planning process. Larry has been our CEO since 2000 and during that time the Company’s net earnings more than quadrupled in size.  We thank Larry for all of his efforts and for his leadership to the Company. Although he is stepping down as CEO, serving as Executive Chairman will allow Larry to continue to provide leadership and contribute to the Company’s strategy.

“The Board of Directors is also delighted to appoint Eric Sills as the next CEO and member of the Board. Eric represents the fourth generation of the Fife and Sills families leading the Company. We have worked extensively with Eric over the past several years, and he has excelled in achieving the Company’s strategic objectives. Our Board believes Eric’s leadership skills, strategic vision, and business acumen will continue to serve the Company and its shareholders well.

“The Board would also like to thank Arthur S. Sills and Peter J. Sills for their services to the Board for the past 20 and 11 years, respectively, and we appreciate their many contributions to the Board and to the Company. We look forward to maintaining our association with them as Emeritus Directors.

“Finally, the Board would like to thank John Gethin for his 20 years of service to the Company. We believe that his extensive industry background, leadership skills, and strategic focus will continue to be valuable assets to the Company, and we look forward to continuing to work with him as a member of the Board. John will also serve as an outside consultant to the Company, and we plan to make full use of his detailed knowledge of the customers and the industry.

“The Board of Directors is confident that these changes will enable the Company to make a smooth transition into the future. With this fine group of talented and experienced people, we look forward to the years ahead.”

Under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Standard Motor Products cautions investors that any forward-looking statements made by the company, including those that may be made in this press release, are based on management’s expectations at the time they are made, but they are subject to risks and uncertainties that may cause actual results, events or performance to differ materially from those contemplated by such forward-looking statements. Among the factors that could cause actual results, events or performance to differ materially from those risks and uncertainties discussed in this press release are those detailed from time-to-time in prior press releases and in the company’s filings with the Securities and Exchange Commission, including the company’s annual report on Form 10-K and quarterly reports on Form 10-Q.  By making these forward-looking statements, Standard Motor Products undertakes no obligation or intention to update these statements after the date of this release.

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